EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joseph Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

ASHFORD TRUST ANNOUNCES AGREEMENT TO CONVERT CROWNE PLAZA LA CONCHA KEY WEST TO MARRIOTT'S AUTOGRAPH COLLECTION

DALLAS, October 3, 2019 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) today announced that it has entered into a new franchise agreement with Marriott International (“Marriott”) to convert its Crowne Plaza La Concha Key West Hotel in Key West, Florida (the “Hotel”) to an Autograph Collection property. Marriott’s Autograph Collection® Hotels feature a diverse portfolio of approximately 180 independent hotels around the world that reflect a unique vision, design, and environment.
The agreement with Marriott calls for the Hotel to be converted to an Autograph by July 1, 2022, pursuant to a conversion Property Improvement Plan (“PIP”). The PIP is currently estimated to be $13.7 million, approximately $7.8 million of which is incremental. The PIP includes updates to the exterior, guestrooms, guest bathrooms, corridors, lobby, restaurant, lounge, pool, and meeting space. The conversion will create a distinctive theme and style for the Hotel that is commensurate with the upper-upscale/luxury Autograph product. Post-conversion, Remington Lodging will continue to manage the property pursuant to the new franchise agreement. The Company believes that post-conversion, the new Autograph property should realize a RevPAR premium to the current Hotel and that its incremental investment should yield an approximate 19% unlevered internal rate of return.
The 160-room Hotel is ideally located on Duval Street in the heart of Old Town Key West within walking distance of major attractions, shopping, entertainment, and nightlife. A unique and historic property, developer Carl Aubuchon opened this luxury hotel in 1926 - the first of its kind on Key West. Boasting marble floors, private baths, luxurious décor, an elevator, and sweeping ocean views, the hotel was considered to be the height of elegance and modern convenience. Many famous guests have stayed at the landmark hotel over the years, including literary legends and dignitaries like Ernest Hemingway, Tennessee Williams, and Harry Truman.
“With its prime location in Old Town Key West and deep history, the upbranding of this landmark hotel to an Autograph Collection property should elevate the property into a desirable niche in the very attractive, high-barrier-to-entry, high-RevPAR Key West market,” said Douglas A. Kessler, Ashford Trust’s President and Chief Executive Officer. “We remain focused on maximizing the value of our assets and continue to pursue transactions like this that we believe will create long-term value and enhance shareholder returns.”
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry in upper upscale, full-service hotels.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”
Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Forward-looking statements in this press release may include, among others, statements about the Company’s strategy and future plans. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general conditions of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; our ability to successfully complete and integrate acquisitions, and manage our planned growth, and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.
The forward-looking statements included in this press release are only made as of the date of this press release. The Company can give no assurance that these forward-looking statements will be attained or that any deviation will not occur. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
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